EXHIBIT 3.1

ARTICLES OF AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION
OF
MENTOR CORPORATION

Mentor Corporation, a corporation organized and existing under and by virtue of the Minnesota Business Corporation Act (the "Corporation"), does hereby certify:

FIRST: The name of the Corporation is Mentor Corporation.

SECOND: This Articles of Amendment to Restated Articles of Incorporation was approved by the affirmative vote of the majority of the Board of Directors of the Corporation and submitted to the shareholders of the Corporation, and was duly approved by the required vote of the shareholders of the Corporation in accordance with the provisions of the Minnesota Business Corporation Act.

THIRD: Pursuant to the Minnesota Business Corporation Act, paragraph A. of ARTICLE VI of the Corporation's Restated Articles of Incorporation is amended to read in its entirety as follows:

A. Authorized Shares. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Shares" and "Preferred Shares."  The total number of shares the Company is authorized to issue is one hundred seventy-five million (175,000,000). One hundred fifty million (150,000,000) shares shall be common shares, $0.10 par value per share. Twenty-five million (25,000,000) shares shall be preferred shares, $0.01 par value per share.

The preferred shares authorized by this Restated Articles of Incorporation may be issued in one or more series. The Board of Directors of the Company is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix, alter, or reduce the number of shares comprising any such series (but not below the number of such shares then outstanding) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

FOURTH: I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

ACCORDINGLY, this Articles of Amendment to Restated Articles of Incorporation of Mentor Corporation is hereby executed and submitted in accordance with the provisions of the Minnesota Business Corporation Act.

Dated: October 1, 2007

By: /s/Joshua  H. Levine
Joshua H. Levine
Chief Executive Officer